Exhibit 99.1

Date:	February 11, 2009
Contact:	Gregory P. Sargen
Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate
CAMBREX REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS
          East Rutherford, NJ — February 11, 2009 — Cambrex Corporation (NYSE: CBM) reports fourth quarter and full year 2008 results for the period ended December 31, 2008.
•	Sales increased 0.8% compared to fourth quarter 2007 and full year sales decreased 3.7% excluding the impact of foreign currency. Reported sales declined by 6.6% and 1.2% for the quarter and year, respectively.

•	Adjusted EBITDA (see attached table) was $10.7 million versus $13.9 million in the same quarter last year, and $48.0 million for the full year 2008 compared with $50.1 million in 2007.

•	Debt, net of cash was $91.3 million at the end of fourth quarter 2008, a $1.5 million improvement during the quarter excluding the impact of foreign currency on cash balances.

•	2009 Sales, net of the impact of foreign currency, are expected to increase between 2.0% and 6.0%, and Adjusted EBITDA is expected to be between $42 and $49 million.
Basis of Reporting
          As previously reported, Cambrex sold its Bioproducts and Biopharma businesses (the “Bio Businesses”) to Lonza for $463.9 million in February 2007. Discontinued Operations in the 2007 financial statements include the results of operations of the Bio Businesses through the date of sale as well as the corresponding gain on sale. During 2008, the Company incurred expenses related to restructuring activities and strategic alternatives expenses pursuant to the sale of the Bio Businesses. These costs are identified within our income statement and have been excluded from our calculation of certain profit measurements, including Adjusted EBITDA.
          The Company has provided a reconciliation from adjusted amounts to GAAP amounts at the end of this press release. Management believes that the adjusted amounts provide a more meaningful representation of the Company’s operating results for the periods presented due to the magnitude and nature of certain recorded expenses.
Fourth Quarter 2008 Operating Results — Continuing Operations
          Fourth quarter 2008 sales of $65.2 million were 6.6% lower than the fourth quarter 2007 and 0.8% higher excluding the effect of foreign currency. Excluding the currency impact, sales of controlled

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	1
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

substances increased due to higher demand, offset by decreases due to delays in certain custom development projects, lower sales of generic APIs, and lower contractual pricing of a gastro-intestinal active pharmaceutical ingredient (“API”).
          Fourth quarter 2008 Gross Margin decreased to 24.6% of sales from 34.9% during the fourth quarter 2007, with foreign currency unfavorably impacting gross margin by 0.2%. Lower pricing (primarily for the gastro-intestinal API), higher raw material costs, increased bad debt reserves, unforeseen delays on two large projects, and higher costs associated with the new API finishing facility at the Milan, Italy site were the main drivers of the lower margins.
          Selling, General and Administrative (“SG&A”) Expenses in the fourth quarter 2008 were $9.0 million compared to $12.3 million in the same period last year. The decrease is a result of corporate headquarters restructuring activities, expense reductions within the Company’s manufacturing facilities and the favorable impact of foreign currency.
          Research and Development (“R&D”) Expenses for the fourth quarter 2008 were $1.6 million compared to $3.5 million in the fourth quarter 2007. The decrease is primarily due to the 2007 consolidation of the New Jersey technical center into the Iowa facility, and the utilization of certain R&D personnel on custom development projects resulting in these costs being classified as Cost of Goods Sold.
          Operating Profit decreased to $2.1 million in the fourth quarter 2008 from $4.0 million in the fourth quarter 2007. Adjusted Operating Profit was $5.8 million, or 8.9% of sales, compared to $8.6 million, or 12.3% of sales for the fourth quarter last year. Adjusted EBITDA decreased to $10.7 million, or 16.5% of sales, compared to $13.9 million, or 19.9% of sales last year. The decreases in both Adjusted Operating Profit and Adjusted EBITDA were driven primarily by lower gross margins partially offset by lower corporate headquarters expenses, lower SG&A expenses, and lower research and development expenses.
          Steven M. Klosk, President and Chief Executive Officer, said, “While we see a fair amount of uncertainty heading into the first half of 2009, including potential funding difficulties for small drug development customers, we continue to be confident that our focus on costs and operational improvements, as well as our strategic initiatives, will position us to have a reasonable level of stability in the short term. Our large capital investments in a new mid-scale API manufacturing facility in Sweden, a state of the art API finishing facility in Italy, and a high potency development center in Iowa, are behind us. We anticipate significantly lower capital expenditures in 2009 of between $13 and $16 million, which approximates our annual maintenance capital spending.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	2
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

          “We have reduced annual expenses at our corporate headquarters by $15 million since 2006 and nearly all of the restructuring expenses pursuant to the sale of the biotechnology businesses in 2007 have been paid out. The most significant of the contractual price declines for our largest API, lowering prices by nearly $11 million in 2008 compared to 2006, are also behind us.
          “Our strategic growth initiatives are beginning to gain traction as controlled substances sales grew significantly during 2008 and are expected to achieve double digit growth again in 2009. We are also projecting strong growth in certain of our drug delivery products this year. We continue to believe that these segments of our business combined with our portfolio of late stage clinical products position us to achieve longer term growth.”
Fourth Quarter 2008 Interest, Tax and Other Expenses — Continuing Operations
          Net Interest Expense in the fourth quarter 2008 was $1.4 million compared to $0.9 million in the fourth quarter 2007. The Company capitalized interest of $0.2 million on long-term projects in the fourth quarter of 2008.
          The Provision for Income Taxes totaled $1.1 million in the fourth quarter 2008. The Company’s effective tax rates have been and are expected to remain highly sensitive to the geographic mix of income due to the Company’s inability to recognize tax benefits for U.S. GAAP purposes in certain jurisdictions where there has been a recent history of losses, primarily the U.S.
          Strategic Alternative and Restructuring Costs totaling $3.3 million in the fourth quarter 2008 include $2.7 million of charges related to the consolidation of operations at the New Jersey technical center into the Iowa facility. The fourth quarter charges result from a negative outlook regarding the Company’s ability to sublease the facility prior to the December 2010 lease expiration. Expenses related to the sale of the Bio Businesses constitute the remainder of these fourth quarter costs.
Fourth Quarter 2008 Capital Expenditures and Depreciation
          Capital expenditures and depreciation for the fourth quarter 2008 were $7.3 million and $4.9 million compared to $11.6 million and $5.3 million in the fourth quarter 2007, respectively. The decrease in capital spending is largely due to higher fourth quarter 2007 spending on two large capital projects for which the majority of spending has since been completed. Full year 2008 capital expenditures and depreciation were $32.7 million and $21.1 million, respectively.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	3
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Guidance
          The Company expects that sales, net of the impact of foreign currency, will increase between 2% and 6% in 2009 compared to 2008. Adjusted EBITDA for 2009 is expected to be between $42 and $49 million. Adjusted EBITDA for guidance purposes excludes the impact of any M&A, restructuring, or strategic alternatives expenses. Considering the current macro-economic environment, the Company believes that there is more uncertainty than usual in expected sales and earnings performance for 2009. This guidance assumes the Company’s customer for an API used in a previously-recalled neurological therapeutic will place orders during the second half of 2009 to support the anticipated re-launch of the product in the U.S.
          For 2009, capital expenditures are expected to be approximately $13 to $16 million and depreciation is expected to be $21 to $22 million. The Company currently expects restructuring and strategic alternatives expenses for 2009 to be minimal.
          The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the 2008 Form 10-K is filed with the SEC.
Conference Call and Webcast
          The Conference Call to discuss fourth quarter and full year 2008 results will begin at 8:30 a.m. Eastern Time on Thursday, February 12, 2009 and last approximately 45 minutes. Those wishing to participate should call 1-888-634-4003 for domestic and +1-706-634-6653 for international. Please use the pass code 84377791 and call approximately 10 minutes prior to start time. A webcast is available from the Investors section on the Cambrex website located at www.cambrex.com and can be accessed for 30 days following the conference call. A telephone replay of the conference call will be available through Thursday, February 19, 2009 by calling 1-800-642-1687 for domestic and +1-706-645-9291 for international. Please use the pass code 84377791 to access the replay.
Forward Looking Statements
          This news release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. These statements may be identified by the fact that words such as “expects”, “anticipates”, “intends”, “estimates”, “believes” or similar expressions are used in connection with any discussion of future financial or operating performance. Any forward-looking statements are qualified in their entirety by

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	4
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

reference to the risk factors discussed in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including, but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation or regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company’s public filings, changes in foreign exchange rates, uncollectible receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, lack of suitable raw materials or packaging materials, and the Company’s ability to receive regulatory approvals for its products. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for the Company to predict which new factors will arise. In addition, we cannot assess the impact of each factor on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
          For further details and a discussion of these and other risks and uncertainties, investors and security holders are cautioned to review the Cambrex 2007 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other subsequent filings with the U.S. Securities and Exchange Commission, including Current Reports on Form 8-K. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
About Cambrex
          Cambrex provides products and services to accelerate the development and commercialization of small molecule therapeutics including APIs, advanced intermediates, enhanced drug delivery, and other products for branded and generic pharmaceuticals. The Company currently employs approximately 850 people worldwide. For more information, please visit www.cambrex.com

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073	5
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statement of Profit and Loss
For the Quarters Ended December 31, 2008 and 2007
(in thousands)

	2008		2007
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$65,178	100.0%	$69,754	100.0%
Allowances and Rebates	847	1.3%	367	0.5%

Net Sales	64,331	98.7%	69,387	99.5%

Other Revenues	(83)	-0.1%	435	0.6%

Net Revenues	64,248	98.6%	69,822	100.1%

Cost of Goods Sold	48,202	74.0%	45,444	65.2%

Gross Profit	16,046	24.6%	24,378	34.9%

Operating Expenses
Selling, General and Administrative Expenses	9,010	13.8%	12,286	17.5%
Research and Development Expenses	1,645	2.5%	3,534	5.1%
Restructuring Expenses	3,226	4.9%	2,039	2.9%
Strategic Alternative Costs	107	0.2%	2,567	3.7%

Total Operating Expenses	13,988	21.4%	20,426	29.2%

Operating Profit	2,058	3.2%	3,952	5.7%

Other Expenses/(Income):
Interest Expense, net	1,366	2.1%	856	1.3%
Other Expense/(Income), net	295	0.5%	(205)	-0.3%

Income Before Income Taxes	397	0.6%	3,301	4.7%

Provision for Income Taxes	1,094	1.7%	2,088	3.0%

(Loss)/Income from Continuing Operations	$(697)	-1.1%	$1,213	1.7%

Loss from Discontinued Operations, Net of Tax	—	0.0%	(948)	-1.3%

Net (Loss)/Income	$(697)	-1.1%	$265	0.4%

Basic (Loss)/Earnings per Share
(Loss)/Income from Continuing Operations	$(0.02)		$0.04
Loss from Discontinued Operations, Net of Tax	$—		$(0.03)

Net (Loss)/Income	$(0.02)		$0.01

Diluted (Loss)/Earnings per Share
(Loss)/Income from Continuing Operations	$(0.02)		$0.04
Loss from Discontinued Operations, Net of Tax	$—		$(0.03)

Net (Loss)/Income	$(0.02)		$0.01

Weighted Average Shares Outstanding
Basic	29,175		29,002
Diluted	29,175		29,040

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com	6

CAMBREX CORPORATION
Statement of Profit and Loss
For the Years Ended December 31, 2008 and 2007
(in thousands)

	2008		2007
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$249,618	100.0%	$252,574	100.0%
Allowances and Rebates	1,984	0.8%	1,368	0.5%

Net Sales	247,634	99.2%	251,206	99.5%

Other Revenues	1,709	0.7%	1,299	0.5%

Net Revenue	249,343	99.9%	252,505	100.0%

Cost of Sales	175,322	70.2%	161,273	63.9%

Gross Profit	74,021	29.7%	91,232	36.1%

Operating Expenses
Selling, General and Administrative Expenses	40,521	16.3%	48,858	19.4%
Research and Development Expenses	7,590	3.0%	12,157	4.8%
Restructuring Expenses	4,695	1.9%	6,073	2.4%
Strategic Alternative Costs	1,515	0.6%	31,127	12.3%

Total Operating Expenses	54,321	21.8%	98,215	38.9%

Operating Profit/(Loss)	19,700	7.9%	(6,983)	-2.8%

Other Expenses/(Income):
Interest Expense/(Income), net	3,668	1.5%	(485)	-0.2%
Other Expenses, net	754	0.3%	725	0.3%

Income/(Loss) Before Income Taxes	15,278	6.1%	(7,223)	-2.9%

Provision for Income Taxes	7,096	2.7%	6,288	2.5%

Income/(Loss) from Continuing Operations	$8,182	3.3%	$(13,511)	-5.4%

Income from Discontinued Operations, Net of Tax	—	0.0%	222,759	88.2%

Net Income	$8,182	3.3%	$209,248	82.8%

Basic Earnings/(Loss) per Share
Income/(Loss) from Continuing Operations	$0.28		$(0.47)
Income from Discontinued Operations, Net of Tax	$—		$7.77

Net Income	$0.28		$7.30

Diluted Earnings/(Loss) per Share
Income/(Loss) from Continuing Operations	$0.28		$(0.47)
Income from Discontinued Operations, Net of Tax	$—		$7.77

Net Income	$0.28		$7.30

Weighted Average Shares Outstanding
Basic	29,116		28,683
Diluted	29,161		28,683

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com	7

CAMBREX CORPORATION
Reconciliation of Gross Sales, Gross Profit & Operating Profit
For the Quarters and Twelve Months Ended December 31, 2008 and 2007
(in thousands)

	Fourth Quarter 2008
	Gross	Gross		Operating
	Sales	Profit	GP%	Profit/(Loss)	OP%
Pre-Corporate Results Before Strat. Alt. & Restructuring Expenses	$65,178	$16,046	24.6%	$8,835	13.6%
Corporate Results	—	—		(3,036)

Adjusted Operating Profit				5,799	8.9%
Strat. Alt. & Restructuring Expenses				(3,333)
CEO Retirement				(408)

As Reported	$65,178	$16,046	24.6%	$2,058	3.2%

	Fourth Quarter 2007
	Gross	Gross		Operating
	Sales	Profit	GP%	Profit/(Loss)	OP%
Pre-Corporate Results Before Strat. Alt. & Restructuring Expenses	$69,754	$24,378	34.9%	$13,293	19.1%
Corporate Results	—	—		(4,735)

Adjusted Operating Profit				8,558	12.3%
Strat. Alt. & Restructuring Expenses				(4,606)

As Reported	$69,754	$24,378	34.9%	$3,952	5.7%

	Twelve Months 2008
	Gross	Gross		Operating
	Sales	Profit	GP%	Profit/(Loss)	OP%
Pre-Corporate Results Before Strat. Alt. & Restructuring Expenses	$249,618	$74,021	29.7%	$39,462	15.8%
Corporate Results	—	—		(12,512)

Adjusted Operating Profit				26,950	10.8%
Strat. Alt. & Restructuring Expenses				(6,210)
CEO Retirement				(1,040)

As Reported	$249,618	$74,021	29.7%	$19,700	7.9%

	Twelve Months 2007
	Gross	Gross		Operating
	Sales	Profit	GP%	Profit/(Loss)	OP%
Pre-Corporate Results Before Strat. Alt. & Restructuring Expenses	$252,574	$91,232	36.1%	$51,076	20.2%
Corporate Results	—	—		(20,859)

Adjusted Operating Profit				30,217	12.0%
Strat. Alt. & Restructuring Expenses				(37,200)

As Reported	$252,574	$91,232	36.1%	$(6,983)	-2.8%

	Fourth Quarter 2008	Fourth Quarter 2007	Twelve Months 2008	Twelve Months 2007
Pre-Corporate Operating Profit Before Strat. Alt. & Restructuring Expenses	$8,835	$13,293	$39,462	$51,076
Corporate Results	(3,036)	(4,735)	(12,512)	(20,859)
Depreciation and Amortization	4,940	5,299	21,055	19,878

Adjusted EBITDA	$10,739	$13,857	$48,005	$50,095

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com	8

CAMBREX CORPORATION
Consolidated Balance Sheet
As of December 31, 2008 and 2007
(in thousands)

	December 31,	December 31,
	2008	2007
Assets

Cash and Cash Equivalents	$32,540	$38,488
Trade Receivables, net	36,800	45,003
Inventories, net	61,296	61,440
Prepaid Expenses and Other Current Assets	8,798	20,104

Total Current Assets	139,434	165,035

Property, Plant and Equipment, Net	161,500	165,657
Goodwill	35,374	35,552
Other Non-Current Assets	5,042	7,218

Total Assets	$341,350	$373,462

Liabilities and Stockholders’ Equity

Accounts Payable	$19,700	$26,185
Accrued Expenses and Other Current Liabilities	45,105	69,702

Total Current Liabilities	64,805	95,887

Long-term Debt	123,800	101,600
Deferred Tax Liabilities	16,138	19,086
Accrued Pension and Postretirement Benefits	44,165	32,104
Other Non-Current Liabilities	17,403	22,728

Total Liabilities	$266,311	$271,405

Stockholders’ Equity	$75,039	$102,057

Total Liabilities and Stockholders’ Equity	$341,350	$373,462

# # #

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com	9